DATA I/O CORPORATION












                                 NOTICE OF 2005

                                 ANNUAL MEETING

                                       and

                                 PROXY STATEMENT

                              DATA I/O CORPORATION





                                                                   April 8, 2005


To Our Shareholders:

You are cordially invited to attend the 2005 Annual Meeting of Data I/O Corporation, which will be held at Data I/O's headquarters at 10525 Willows Road N.E., Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Pacific Daylight Time on Thursday, May 19, 2005. Following the meeting, there will be an opportunity to see some of Data I/O's exciting new products.

Officers of Data I/O will be attending and would be pleased to respond to questions either during or after the meeting. We will review the business operations of Data I/O for 2004 and the first quarter of 2005 and report on Data I/O's strategic plan for the future. Formal business will include the election of directors, and ratification of the continued appointment of Grant Thornton LLP as Data I/O's independent auditors.

Please read the proxy materials carefully. Your vote is important. Data I/O appreciates you considering and acting on the proposals presented. I am looking forward to seeing you on May 19th.

                                   Sincerely,


                                   Frederick R. Hume
                                   President and Chief Executive Officer

                             DATA I/O LOCATION MAP

                              DATA I/O CORPORATION

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             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 19, 2005
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To the Shareholders of Data I/O Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the "Company" or "Data I/O") will be held at 2:00 p.m. Pacific Daylight Time, on Thursday, May 19, 2005, at Data I/O's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, for the following purposes:

(1) Election of Directors: To elect seven directors, each to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified or until such director's earlier death, resignation, or removal.

(2) Ratification of Independent Auditors: To ratify the continued appointment of Grant Thornton LLP as Data I/O's independent auditors for the calendar year ended December 31, 2005.

(3) Other Business: To consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 21, 2005, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 2005 Annual Meeting and any adjournment or postponement thereof.


                                     By Order of the Board of Directors




                                     Frederick R. Hume
                                     President and Chief Executive Officer


Redmond, Washington
April 8, 2005

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                             YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience, or you may vote by the internet at http://www.proxyvoting.com/daio or by telephone, as provided in the instructions on the proxy card. This will ensure the presence of a quorum at the meeting. Promptly returning a signed and dated proxy card, or voting by the internet or by telephone, will save Data I/O the extra expense of additional solicitation. Your proxy is revocable at your request any time before it is voted. If you attend the meeting, you may vote in person if you wish even if you have previously returned your proxy card. If you vote by mail, an addressed, postage-paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.
--------------------------------------------------------------------------------

                              DATA I/O CORPORATION
                             10525 Willows Road N.E.
                            Redmond, Washington 98052
                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 19, 2005

                           INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of Data I/O Corporation (the "Company" or "Data I/O") for use at the Annual Meeting of Shareholders to be held on Thursday, May 19, 2005, at 2:00 p.m. Pacific Daylight Time at Data I/O's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, and at any adjournment thereof (the "Annual Meeting"). Shareholders of record at the close of business on March 21, 2005 (the "Record Date") are entitled to notice of, and to vote, at the Annual Meeting. This Proxy Statement and a copy of Data I/O's 2004 Annual Report to Shareholders are being mailed to shareholders on or about April 8, 2005.

A proxy card is enclosed for your use. You are requested on behalf of the Board of Directors to sign, date, and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States or Canada, or you may vote by the internet at http://www.proxyvoting.com/daio, or by telephone, as provided in the instructions on the proxy card. If you vote by the internet or by telephone, you do not need to mail back the proxy card.

A proxy in the accompanying form, which is properly signed, dated and returned and not revoked, will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the proposal to ratify Grant Thornton LLP as Data I/O's independent auditors for the calendar year ended December 31, 2005, check the appropriate box under Item No. 2 on your proxy card. You may (a) vote "FOR" approval of the ratification of Grant Thornton LLP as Data I/O's independent auditors, (b) vote "AGAINST" approval of the ratification of Grant Thornton LLP as Data I/O's independent auditors, or (c) "ABSTAIN" from voting on the ratification of Grant Thornton LLP as Data I/O's independent auditors. Proxies which are returned to Data I/O without instructions will be voted as recommended by the Board of Directors. Any shareholder who returns a proxy may revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by (i) delivering written notice of revocation to the Secretary of Data I/O at Data I/O's principal offices, (ii) executing and delivering to Data I/O another proxy dated as of a later date, or
(iii) voting in person at the Annual Meeting.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of Data I/O are shares of common stock (the "Common Stock"). As of the Record Date, there were 8,199,678 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and Data I/O's charter documents, if a quorum is present, the seven nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected directors. Abstentions will have no effect on the election of directors because they are not cast in favor of any particular candidate. There can be no broker non-votes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors. The proposal to ratify the continued appointment of Grant Thornton as Data I/O's independent auditors will be approved, if a quorum is present, if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes on the proposal will have no effect because approval of the proposal is based solely on the votes cast. Proxies and ballots will be received and tabulated by Mellon Investor Services, an independent business entity not affiliated with Data I/O.

The Common Stock is traded on the NASDAQ SmallCap Stock Market under the symbol "DAIO". Effective December 31, 2002, the Common Stock transferred from the NASDAQ National Market to the NASDAQ SmallCap Market. The last sale price for the Common Stock, as reported by the NASDAQ SmallCap Stock Market on March 21, 2005, was $2.99 per share.

The following table sets forth information with respect to all shareholders known by Data I/O to be the beneficial owners of more than five percent of its outstanding Common Stock as of March 21, 2005. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.

                                                      Amount and Nature
                                                        of Beneficial              Percent of Shares
         Name and Address                                 Ownership                   Outstanding
         Glen F. Ceiley                                   1,017,537(1)                   12.41%
         Bisco Industries, Inc.
         1500 N. Lakeview Ave.
         Anaheim, CA  92807

         Leviticus Partners, L.P.                           639,445(2)                    7.80%
         Adam  M. Hutt
         AMH Equity, LLC
         Parameter Partners, LLC
         30 Park Avenue
         Suite 12F
         New York, NY  10016

         John W. Stanton & Theresa E. Gillespie             546,600(3)                    6.67%
         3650 - 131st Ave. SE
         Bellevue, WA  98006
--------------------

(1)  The  holding  shown is as of March 18, 2005 as reported to Data I/O by Glen
     F. Ceiley on behalf of himself, Bisco Industries, Inc. ("Bisco"), and Bisco Industries, Inc. Profit Sharing and Savings Plan (the "Bisco Plan") on Form
     4. Mr. Glen Ceiley reported that he holds sole voting and dispositive power with respect to 3,557 shares, Bisco holds sole voting and dispositive power with respect to 639,916 shares, and the Bisco Plan holds sole voting and dispositive power with respect to 336,564 shares. Mr. Glen Ceiley is the President, Chief Executive Officer, director, and sole shareholder of Bisco and is also the sole trustee of the Bisco Plan. Mr. Ceiley's beneficial ownership includes options to purchase 37,500 shares exercisable within 60 days.

(2) The holding shown is as of March 18, 2005 as jointly reported by Leviticus Partners, L.P. ("Leviticus"); AMH Equity, LLC ("AMH"); Adam Hutt; and Parameter Partners, LLC ("Parameter"), on a Schedule 13D/A filed pursuant to Rule 13d-1(b) or 13d-2(b) under the Securities Exchange Act of 1934. The
     Schedule 13D/A indicates Leviticus holds sole voting and dispositive power with respect to 600,000 shares; Parameter holds sole voting and dispositive power with respect to 39,445 shares; AMH is the general partner of Leviticus and Parameter; and Adam Hutt is the controlling person of AMH. AMH and Adam Hutt each are deemed to be the beneficial owner of 639,445 shares and each disclaim any beneficial ownership of these shares.

(3) The holding shown is as of January 30, 2002, as reported by John W. Stanton and Theresa E. Gillespie, husband and wife, on a Schedule 13G filed pursuant to Rule 13d-1 of the Securities Exchange Act of 1934. We confirmed the holding as unchanged with a representative of Stanton and Gillespie on March 3, 2005. The Schedule 13G indicates that Mr. Stanton and Ms.
     Gillespie share voting and dispositive power with respect to 546,600 shares, which they own as tenants-in-common.

Directors' and Officers' Share Ownership

The following table indicates ownership of Data I/O's Common Stock by each director of Data I/O, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 21, 2005. Data I/O is not aware of any family relationships between any director, director nominee or executive officer of Data I/O.

                                     Amount and Nature of    Percent of Shares
Name                                 Beneficial Ownership       Outstanding
Glen F. Ceiley                          1,017,537  (1)            12.41%
Frederick R. Hume                         240,183  (2)             2.93%
Joel S. Hatlen                            161,501  (3)             1.97%
Paul A. Gary                              139,657  (4)             1.70%
Edward D. Lazowska                         46,723  (5)              (6)
Daniel A. DiLeo                            42,500  (7)              (6)
Steven M. Quist                            30,000  (8)              (6)
William R. Walker                          10,000  (9)              (6)
All current directors and
 executive officers
 as a group (8 persons)                 1,688,101  (10)           20.59%

-------------------------------
(1) See the above description of Mr. Ceiley's ownership and beneficial ownership.
(2)  Includes options to purchase 121,875 shares exercisable within 60 days.
(3)  Includes options to purchase 67,531 shares exercisable within 60 days.
(4)  Includes options to purchase 37,500 shares exercisable within 60 days.
(5)  Includes options to purchase 37,500 shares exercisable within 60 days.
(6)  Less than 1 percent each.
(7)  Includes options to purchase 37,500 shares exercisable within 60 days.
(8)  Includes options to purchase 30,000 shares exercisable within 60 days.
(9)  Includes options to purchase 10,000 shares exercisable within 60 days.
(10) Includes options to purchase 379,406 shares exercisable within 60 days.

Data I/O is not aware of any arrangement the operation of which may at a subsequent date result in a change of control of Data I/O.

                              CORPORATE GOVERNANCE

In October 2003, the Board of Directors adopted a Corporate Governance Charter. In February 2004, the Board of Directors adopted a Nominating Committee Charter, in March 2004, adopted an updated Code of Ethics, and in February 2005, adopted a Compensation Committee Charter, all of which are posted, together with our amended and restated charter for the Audit Committee, that was approved in February 2005, on the corporate governance page of our website. The corporate governance page can be accessed on our website at www.dataio.com/corporate/ir.asp. The amended and restated Audit Committee Charter is also attached to this Proxy Statement as Appendix A. All of these Charters are consistent with the applicable requirements of the Sarbanes-Oxley Act of 2002 and our NASDAQ listing standards.

Data I/O's Code of Ethics applies to all directors, officers and employees of Data I/O, including the Chief Executive Officer and the Chief Financial Officer. The key principles of the Code are to act legally, and with integrity in all work for Data I/O. We will post any amendments to our Code of Ethics on the corporate governance page of our website at www.dataio.com/corporate/ir.asp. In the unlikely event that the Board of Directors approves any sort of waiver to the Code of Ethics for our executive officers or directors, information concerning such waiver will also be posted on our website. In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is permitted by the rules of The NASDAQ Stock Market, Inc.

                        PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will vote on the election of seven directors to serve until the next Annual Meeting or until his or her successor has been qualified and elected or such director's earlier death, resignation or removal. The Board of Directors has approved the seven nominees named below, all of whom are currently members of the Board of Directors. Each of the nominees has indicated that they are willing and able to serve as directors. However, should one or more of the nominees not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

RECOMMENDATION: The Board of Directors recommends a vote FOR each of the director nominees.

Glen F. Ceiley, age 59, has been a director of Data I/O since February 1999 when he was appointed to the Board of Directors pursuant to a Standstill Agreement dated February 10, 1999 which expired on February 10, 2000. Since 1973, Mr. Ceiley has been the President and Chief Executive Officer of Bisco Industries, a distributor of fasteners and electronic components, which, as part of a group, owns approximately 12.41% of the stock of Data I/O. Mr. Ceiley is also Chairman and CEO of EACO Corporation, formerly Family Steak Houses of Florida, Inc.

Daniel A. DiLeo, age 57, has been a director of Data I/O since May 2000. Mr. DiLeo has more than 25 years experience in both the system and semiconductor divisions of Lucent Technologies and AT&T Companies. In March 2002, Mr. DiLeo retired as the Executive Vice President of Optoelectronics at Agere Systems, Inc., a former Lucent subsidiary, where he had served in such capacity since February 2001. From June 1998 through February 2001, Mr. DiLeo was the President of the Optoelectronics Division at Lucent Technologies, Microelectronics Group. From January 1996 to June 1998, Mr. DiLeo was the Vice President of the Wireless Business Unit at Lucent Technologies, Inc. Mr. DiLeo is also a director of RF Micro Devices.

Paul A. Gary, age 63, has been a director of Data I/O since March 1998 and was named Chairman of the Board in May 1999. From 1987 until his retirement in 1996, Mr. Gary worked for Lucent Microelectronics (now Agere Systems, Inc.) as Vice President of the High Performance IC and NETCOM business units. From 1981 to 1987, he held various leadership positions with (the former) Western Electric Company, including Director of Engineering and Manufacturing and General Manager. From 1967 to 1981, Mr. Gary worked for Bell Laboratories, finishing there as Laboratory Director. Mr. Gary is also a director of TriQuint Semiconductors, Inc. and Broad Air, a private wireless internet provider in New Jersey.

Frederick R. Hume, age 62, became President and Chief Executive Officer of Data I/O on February 23, 1999. He has been a director of Data I/O since January 1999. From 1988 until his retirement in 1998, Mr. Hume was Vice President and General Manager of Keithley Instruments in Cleveland, Ohio. From 1972 to 1988, he held various management positions at John Fluke Manufacturing, including Group Vice President for Manufacturing and Research and Development. Mr. Hume is also a director of two private corporations; ILX Lightwave Corporation and Tamer Laboratories, Inc.

Edward D. Lazowska, age 54, has been a director of Data I/O since August 1996. Since 1977, Dr. Lazowska has been a member of the faculty of the University of Washington's Department of Computer Science & Engineering. From 1993 to 2001, he held the position of Department Chair. He currently holds the Bill and Melinda Gates Endowed Chair. Dr. Lazowska is also a director of Intrepid Learning Solutions, a private company.

Steven M. Quist, age 59, has been a director of Data I/O since March 2001. From 1998 to 2003, he was the President and Chief Executive Officer of CyberOptics Corporation. He served as a Director of CyberOptics from 1991 until May 2004. From 1992 to February 1998, Mr. Quist was the President of Rosemount, Inc., a subsidiary of Emerson Electric Company, St. Louis, Missouri. Mr. Quist is also a director of Rimage Corporation and is a director of three private corporations; ILX Lightwave Corporation, Scientific Materials Corporation, and Nervonix Corporation.

William R. Walker, age 63, has been a director of Data I/O since October 2003. Since 1997, Mr. Walker has been the Chief Financial Officer, Secretary, Vice President of Hi/fn, Inc., a manufacturer of integrated circuits and software for storage and network infrastructure developers. From 1996 to 1997, he was the Chief Financial Officer, Secretary, Vice President of MMC Networks, Inc. From 1984 to 1996, Mr. Walker was Senior Vice President and Chief Financial Officer of Zilog, Inc.


                             THE BOARD OF DIRECTORS

Director Independence

Glen F. Ceiley, Daniel A. DiLeo, Paul A. Gary, Edward D. Lazowska, Steven M. Quist, and William R. Walker are independent directors, as defined in Rule 4200
(a)(15) of the National Association of Securities Dealers listing standards (the "NASD Rules").

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by sending an email or by sending a letter to Data I/O Corporation Board of Directors, c/o the Secretary, P.O. Box 97046, Redmond, WA 98073-9746. The Secretary will receive the correspondence and forward it to the Chairman of the applicable Board of Directors Committee or to any individual director or directors to whom the communication is directed.

                                BOARD COMMITTEES

During the year ended December 31, 2004, there were five meetings of the Board of Directors. Each of the incumbent directors who were on the Board of Directors during 2004 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served during his term of service on the Board of Directors. Data I/O does not have a policy requiring members of the Board of Directors to attend the Annual Meeting, although we typically encourage our Board of Directors to attend. Mr. DiLeo and Mr. Hume attended our Annual Meeting held on May 20, 2004. No other member of our Board of Directors attended our 2004 Annual Meeting because our Board of Directors did not have a meeting scheduled for that day.

The Board of Directors has four standing Committees: the Corporate Governance Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee. The Audit Committee consisted of Messrs. DiLeo, Quist, and Walker (Chair) throughout 2004, and Mr. Lazowska through May 20, 2004. The Compensation Committee consisted of Messrs. Ceiley (Chair), DiLeo, and Walker throughout 2004, and Mr. Gary through May 20, 2004. The Nominating Committee consisted of Messrs., Gary, Lazowska (Chair), and Quist throughout 2004. The Governance Committee consisted of Messrs. Ceiley, DiLeo (Chair), Gary, Lazowska, Quist, and Walker throughout 2004.

Corporate Governance Committee

In April 2003, the Board of Directors created a Corporate Governance Committee consisting of all independent directors. The Corporate Governance Committee develops, recommends to the Board of Directors, and monitors a set of corporate governance principles applicable to Data I/O. The Corporate Governance Committee met one time in 2004 and otherwise conducted its business at Board of Directors meetings in 2004.

Audit Committee

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews Data I/O's program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of Data I/O. Each member of the Audit Committee is an independent director, as defined by the NASDAQ listing standards and the Sarbanes-Oxley Act of 2002. The Audit Committee includes a financial expert, William R. Walker, as defined in the Securities and Exchange ("SEC") rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Mr. Walker also has the financial sophistication required by Rule 4350(d)(2) of the NASD Rules. On February 8, 2005, the Audit Committee recommended and the Board of Directors approved the amended and restated Audit Committee Charter. See attached Appendix A. The Audit Committee met five times during 2004. See the "Report of the Audit Committee."

Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of Data I/O's executive officers. The committee administers Data I/O's management incentive compensation program and its stock option, stock purchase and stock appreciation rights plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Compensation Committee met four times during 2004.

Nominating Committee

The Nominating Committee seeks qualified candidates to serve on the Board of Directors, recommends them for the Board of Directors' consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board of Directors. The Nominating Committee also recommends nominees for the various committees of the Board of Directors. The Nominating Committee met one time in 2004.

Consideration of Director Nominees

The Nominating Committee, in evaluating and determining whether to recommend a person as a candidate for election as a director, considers relevant management and/or technology experience; certain values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to applicable guidelines; ability and willingness to undertake the required time commitment to Board functions; and an absence of conflicts of interest with Data I/O.

Identifying Director Nominees; Consideration of Nominees of the Shareholders

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director which may come to the Committee's attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.

The Nominating Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in "Consideration of Director Nominees" and in accordance with the procedures described below in "Shareholder Nominations and Proposals for the 2006 Annual Meeting of Shareholders." Following verification of the shareholder status of persons proposing candidates, the Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine if the candidate is qualified for service on the Data I/O Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Committee as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Committee. Shareholders did not propose any candidates for election at the 2005 Annual Meeting.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the year ended December 31, 2004, the Compensation Committee of the Board of Directors consisted of Messrs. Ceiley, DiLeo, and Walker, and Mr. Gary through May 20, 2004. None of these individuals has served at any time as an officer or employee of Data I/O or as a member of the board of directors or compensation committee of any entity that has had one or more executive officers which served as a member of the Board of Directors or the Compensation Committee.

                               BOARD COMPENSATION

Employee directors (Frederick R. Hume) do not receive additional compensation for serving on the Board of Directors. Non-employee directors received a cash retainer for 2004 of $5,000 for each quarter of service, plus $1,000 for each full Board of Directors meeting attended and $500 for each teleconference Board of Directors meeting attended. Data I/O paid additional quarterly compensation to the non-employee directors for serving as Chairman of the Board of Directors or as a committee chair: $3,750 for Chairman of the Board of Directors; and $1,250 for the Audit, Compensation, Nominating and Corporate Governance Committee chairs. In addition, each non-employee Board of Directors member as of May 20, 2004, was granted 7,500 stock options. New members who join the Board of Directors are granted 15,000 shares as an initial grant. The stock options were granted under the provisions and terms of the 2000 Plan. Data I/O also reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to Data I/O.

The following table shows compensation paid by Data I/O to non-employee directors during 2004.


                                               Cash Compensation                              Stock Option Grants
                            ---------------------------------------------------------    ----------------------------
                                              Chairman of the Board/
                                 Board          Committee Chairman                                  Number of
Name                          Retainer ($)         Retainer ($)       Meeting Fees ($)           Options (#)(1)
Glen F. Ceiley                 $20,000              $5,000                $4,500                     7,500
Daniel A. DiLeo                $20,000              $5,000                $4,500                     7,500
Paul A. Gary                   $20,000             $15,000                $4,500                     7,500
Edward D. Lazowska             $20,000              $5,000                $4,500                     7,500
Steven M. Quist                $20,000                  $0                $4,500                     7,500
William R. Walker              $20,000              $3,077*               $4,500                     7,500

*Prorated as of effective date of May 20, 2004
-----------------------------------------
(1) Stock Options were granted to the directors in May 2004 at an exercise price of $2.695 per share. The options granted vest 8.333% quarterly over three years and expire at the end of six years.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Data I/O's directors, certain officers and persons who own more than ten percent (10%) of Data I/O's Common Stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Data I/O. Reporting Persons are required by SEC regulations to furnish Data I/O with copies of all Section 16(a) reports.

To Data I/O's knowledge, based solely on its review of copies of such reports furnished to Data I/O and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with during 2004, except in August 2004 Mr. Hume and Mr. Hatlen each filed one Form 4 late for options granted in June 2004, and during 2004, Mr. Ceiley filed ten Form 4's from one to eleven days late.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Data I/O's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. Audit Committee members are not professional accountants, or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report (Form 10-K) with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Data I/O's accounting principles and such other matters as are required to be discussed by SAS 61 with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Data I/O including the matters in the written disclosures and the letter provided by the independent auditors as required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discusses with Data I/O's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Data I/O's internal controls, and the overall quality of Data I/O's financial reporting. The Committee held five meetings during 2004.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Data I/O's Annual Report (Form 10-K) for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee has selected Grant Thornton LLP as Data I/O's auditors for the current year.

Respectfully submitted,

AUDIT COMMITTEE

Daniel A. DiLeo
Steven M. Quist
William R. Walker

March 21, 2005

                    PRINCIPAL ACCOUNTANT'S FEES AND SERVICES

Audit Fees: Aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of Data I/O's financial statements for each of the years ended December 31, 2003 and 2004 and for review of the financial statements included in each of Data I/O's Form 10-Q, were approximately $132,600 and $151,600, respectively.

Audit Related Fees: Aggregate fees billed for each of the years ended December 31, 2003 and 2004 for assurance and related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of Data I/O's financial statements that are not reported under the caption "Audit Fees" above, including pension plan audit, S-8 related services, audit committee attendance and accounting treatment consultations, were approximately $12,200 and $13,800, respectively.

Tax Fees: Aggregate fees billed for each of the years ended December 31, 2003 and 2004 for professional services rendered by Grant Thornton LLP for tax compliance, tax advice, tax examination support, and tax planning, were approximately $8,350 and $3,000, respectively.

All Other Fees: Aggregate fees billed for each of the years ended December 31, 2003 and 2004 for all other products and services provided by Grant Thornton LLP that are not otherwise disclosed above, including consultations on foreign business practices and liquidation of a foreign subsidiary, were approximately $6,225 and $4,400 for 2003 and 2004, respectively.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those circumstances, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. These additional approvals should be reported at the next scheduled Audit Committee meeting.

For 2004, all services provided by the independent auditors were pre-approved.

             REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of Data I/O. Executive officers of Data I/O are eligible for the same benefits as other Data I/O employees.

The Committee has established a compensation plan for executive officers with three components: annual base salary, annual management incentive compensation, and long-term stock options. Each of these components is described below. This executive officer compensation plan is evaluated annually by the Committee by reviewing Data I/O's overall financial performance, individual executive officer performance, and executive officer total compensation compared with other public companies approximately the same size as Data I/O, located in the Pacific Northwest and in the United States.

Annual Base Salary Structure. The Committee establishes a base salary structure for each executive officer position. This structure defines the salary levels and the relationship of salary to total cash compensation. The Committee reviews the salary structure periodically based on surveys of compensation paid to executives performing similar duties with public companies of approximately the same size as Data I/O, located in the Pacific Northwest and in the United States. This group was selected as it is believed to be representative of the companies with which Data I/O competes for key employees.

The Committee's objective is to maintain a salary structure which, when combined with annual incentive compensation, provides Data I/O's executive officers with total cash compensation which is near the market median for executives with similar responsibilities, experience and ability. In light of the previous economic situation, we froze executive management salaries at the 2001 level and deferred consideration of normal annual adjustments through the end of 2004 as part of Data I/O's short-term cost control efforts. During 2004, we believe the executive officer group as a whole received cash compensation, which according to the surveys described above, was within the second and third quartiles of the aggregate annual base salary, but below the aggregate median cash compensation, paid to officers in similar positions at similar-sized public companies.

In January 2005, Data I/O increased the annual base salary for our two Executive officers to $290,000 for the President and Chief Executive Officer and $162,500 for the Vice President/Chief Financial Officer /Secretary/Treasurer. We believe, based on the surveys described above, that these annual base salaries are now at a more appropriate level within the second and third quartiles of the aggregate annual base salary paid to officers in similar positions at similar-sized public companies.

Management Incentive Compensation Plan ("MICP"). The MICP offers each executive officer a performance-based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer's base salary. The Committee's objective in setting executive MICP percentages and the formulas for MICP payout is to pay above industry average total compensation for better than expected or industry average historical financial performance and below industry average compensation for worse than expected or industry average financial historical performance. The percentages of base salary targeted for MICP payout ("the Guideline") for executives for a given year are established by the Committee early in the year. The 2004 MICP Guideline for executive officers was 40% of base salary.

The actual MICP payout to an executive officer, in relation to his Guideline for 2004, was a function of three measures of Data I/O's pre-tax profit: 1) quarterly profit; 2) growth in annual profit; and 3) record annual profit. The Committee believes that these measures of key activities for Data I/O during 2004 will affect near-term and long-term shareholder value. A greater or lesser percentage of Guideline is to be paid based on Data I/O's actual pre-tax profit.

MICP payouts for 2004 were based on the achievement of a certain level of the combined measures described above. For 2004, payouts were made for quarterly profit, but not for growth in annual profit or for record profit. Executive officers received an MICP payout in March 2005 of 7% of Guideline for 2004. See "Summary Annual Compensation Table."

Stock Option Plan. The Committee approves grants under the Data I/O Corporation 1986 Employee Stock Option Plan, as amended and restated (the "1986 Plan") and the 2000 Plan (collectively "the Plans"). These are Data I/O's only long-term incentive plans. The primary purpose of the Plans is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. The Committee grants options based primarily on its perception of the executive's ability to affect future shareholder value and secondarily on the competitive conditions in the market for exceptionally talented executives who typically command compensation packages which include a significant equity incentive. All options granted to the President and Chief Executive Officer and any other executive officer in 2004 were based on these criteria.

In the electronics industry, stock options represent a key compensation element which attracts, retains and motivates exceptional executives. Accordingly, total outstanding options as a percentage of outstanding shares tends to be higher in electronics than in other industries. As of the Record Date, Data I/O's outstanding options represented approximately 14.18% of outstanding shares, which Data I/O believes is slightly below the average within the electronics industry.

Historically, all options granted by Data I/O have been granted with an exercise price equal to the fair market value of Data I/O's Common Stock on the date of grant and, accordingly, will only have value if Data I/O's stock price increases. Options granted to employees during 2000, 2001, 2002, 2003, and 2004 under the 2000 Plan become exercisable at a rate of 6.25% per quarter, except for a 50,000 option grant to Mr. Hume as described below. All options granted during 1999, except those granted in January 1999, become exercisable at a rate of 25% per year. Options granted in January 1999 become exercisable at a rate of 12.5% per quarter. All 1998 options granted during and after August 1998 become exercisable at a rate of 12.5% per quarter. All outstanding options granted prior to August 1998 become exercisable at a rate of 25% per year. Options to Directors vest quarterly over a three year period.

Fifty thousand options granted to Mr. Hume under the 1986 Plan during 2000 are subject to 4-year cliff vesting and become exercisable at the end of the 4-year period, with acceleration provisions included for earlier vesting if predetermined revenue and profit targets are achieved. The targets were not achieved for 2000, 2001, 2002, 2003, or 2004, so none of the acceleration provisions will apply.

All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of Data I/O or at any other time at the discretion of the Committee. All options granted to executive officers are issued in tandem with limited stock appreciation rights ("SARs"), which become exercisable only in the event of a change in control of Data I/O. See "Change in Control and Severance Arrangements."

For additional information concerning the number of new options granted in 2004 to the Chief Executive Officer and other executive officers, see "Option/SAR Grants in the Last Year."

Performance Evaluation. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a review by the President and Chief Executive Officer, evaluating the executive's prior year performance against their individual job responsibilities and attainment of corporate objectives and Data I/O's financial performance. In developing executive compensation packages to recommend to the Committee, the President and Chief Executive Officer considers, in addition to each executive's prior year performance, the executive's long-term value to Data I/O, the executive's pay relative to that for comparable surveyed jobs, the executive's experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Committee then reviews the President and Chief Executive Officer's recommendations for executive officers' total compensation and approves final decisions on pay for each executive officer based on the President and Chief Executive Officer's summary of the performance evaluations and on the other criteria and survey data described above. In this process, the Committee consults extensively with Data I/O's President and Chief Executive Officer.

The Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing Data I/O's financial performance for the prior year, the Committee reviews compensation surveys for chief executive officers in similar companies and the President and Chief Executive Officer's individual performance, including development and execution of short- and long-term strategic objectives, Data I/O revenue and profitability, the achievement of which is expected to increase shareholder value. The Committee then approves base salary and MICP percentage changes for all executive officers.

The Committee determined the compensation package, including salary, bonus, stock option grants, and other benefits for Frederick R. Hume, President and Chief Executive Officer, based on the Committee's perception of his qualifications for the position, his ability to affect future shareholder value, compensation surveys (as noted above under "Annual Base Salary Structure"), and the competitive conditions in the market.

Data I/O has entered into agreements (the "Severance Agreements") with certain executive officers whereby such individuals would be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of Data I/O. These Severance Agreements expired on January 30, 2004, but were extended for three years on April 22, 2004 by the Board of Directors. See "Change in Control and Severance Arrangements." Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and the four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by Data I/O during 2004 will exceed the $1 million limitation, except possibly a portion of the sums payable pursuant to the Severance Agreements, if paid.

Respectfully submitted,

COMPENSATION COMMITTEE

Glen F. Ceiley
Daniel A. DiLeo
William R. Walker

March 21, 2005

                           SUMMARY COMPENSATION TABLE

The following table shows compensation paid by Data I/O for services rendered during years 2004, 2003, and 2002 to all persons who served as the Chief Executive Officer in 2004 and the other most highly compensated executive officer of Data I/O at December 31, 2004, whose salary and bonus exceeded $100,000 in 2004.

                                                                          Long-Term
                                                                         Compensation
                                             Annual Compensation             Awards
                                         ----------------------------------------------
                                                                          Securities
                                                                          Underlying         All
Name and                                                                   Options/         Other
Principal                                   Salary            Bonus           SARs       Compensation
Position                          Year       ($)          ($) (1)(2)        (#) (3)        ($) (4)
----------------------------------------------------------------------------------------------------------
Frederick R. Hume                 2004      250,000           7,443         50,000          9,806
President                         2003      250,000          74,148         50,000          9,806
Chief Executive Officer           2002      250,000               0         50,000         10,322

Joel S. Hatlen                    2004      157,500           4,689         17,500          7,236
Vice President /                  2003      157,500          54,113         25,000          8,114
Chief Financial Officer           2002      157,500               0         25,000          7,315
/Secretary/ Treasurer

---------------------------------
(1)  2004 amount represents amounts earned under MICP in 2004 and paid in 2005.
(2) 2003 amount represents amounts earned under MICP in 2003 and paid in 2004 and a discretionary bonus of $20,000 that was authorized and paid in March 2003.
(3) All options granted to executive officers are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of Data I/O. See "Change in Control and Severance Arrangements."
(4) These amounts represent Data I/O's contributions to Data I/O's 401K Plan, payment for excess unused benefit credits, and its payment of term life insurance premiums on behalf of the executive.

                             OPTION/SAR GRANTS TABLE
                       Option/SAR Grants in the Last Year

The following table sets forth certain information regarding stock option grants to Data I/O's Chief Executive Officer and Data I/O's other most highly compensated executive officer during the year ended December 31, 2004.

                           Number of       Percent                                  Potential Realizable Value
                           Securities      of Total                                 at Assumed Annual Rates of
                           Underlying    Options/SARs     Exercise                   Stock Price Appreciation
                          Options/SARs    Granted to         or                         for Option Term (4)
                                                                                    ----------------------------
                            Granted       Employees      Base Price     Expiration    0%      5%        10%
Name                        (#) (1)        in Year     ($/Sh) (2)(3)       Date      ($)      ($)       ($)
----------------------------------------------------------------------------------------------------------------
Frederick R. Hume          50,000 (5)        15.97%        2.93         06/17/10      0     49,824    113,034

Joel S. Hatlen             17,500  (5)        5.59%        2.93         06/17/10      0     17,438     39,562

(1) An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of Data I/O. See "Change in Control and Severance Arrangements."
(2) Under the terms of the 1986 Plan and the 2000 Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and to reprice outstanding options.
(3) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.
(4) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on SEC requirements and do not reflect Data I/O's estimate of future stock price growth.
(5) All new options granted in 2004 become exercisable commencing three months after grant date, with 6.25% of the shares becoming exercisable at that time and an additional 6.25% of the shares becoming exercisable on each successive quarter after the grant date, with full vesting occurring on the fourth anniversary of such date. Options which have been outstanding for at least six months will become exercisable in full upon the occurrence of certain events leading to a change in control of Data I/O. See "Change in Control and Severance Arrangements." Options expire six years from the date of grant, subject to earlier termination if the optionee's employment is terminated.


                OPTIONS/SAR EXERCISES AND YEAR-END OPTION VALUES
             TABLE Aggregated Options/SAR Exercises in Last Year and
                           Year-End Option/SAR Values

The following table sets forth certain information regarding option exercises and year-end option values for Data I/O's Chief Executive Officer and Data I/O's other most highly compensated officer during the year ended December 31, 2004.

                                                           # of Securities Underlying         Value of Unexercised
                                  Shares                         Options/SARs at           In-the-Money Options/SARs
                                Acquired on     Value           December 31, 2004             at December 31, 2004
                                 Exercise     Realized               (#) (2)                        ($) (3)
                                                         ---------------------------------------------------------------
Name                                (#)        ($) (1)     Exercisable / Unexercisable     Exercisable / Unexercisable
------------------------------------------------------------------------------------------------------------------------
Frederick R. Hume                    0            0           306,250  /     93,750           332,438  /     94,063

Joel S. Hatlen                       0            0            80,188  /     40,312            67,342   /    46,769

(1) Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.
(2) Future exercisability is subject to vesting and the optionee remaining in the employment of Data I/O. In addition, all options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of Data I/O. See "Change in Control and Severance Arrangements."
(3) This value is calculated by multiplying the market value of the Common Stock at December 31, 2004, which was $2.97 as quoted on the NASDAQ Market, less the exercise or base price by the number of in-the-money options/SARs held. If the number is zero, the aggregate value of the options is out-of-the-money.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about Data I/O's Common Stock that may be issued upon the exercise of options and rights under all of Data I/O's existing equity compensation plans as of December 31, 2004.


                                                                                               (c) Number of securities
                                     (a) Number of securities     (b) Weighted-                 remaining available for
                                      to be issued upon the       average exercise              future issuance under
                                      exercise of outstanding    price of outstanding          equity compensation plans
                                       options, warrants and      options, warrants             (excluding securities
                                             rights                   and rights                reflected in column (a))
                                    -------------------------    -----------------------     ----------------------------
Equity compensation plans
approved by the security holders (1)(3)
                                           1,459,779                     $2.25                         754,352

Equity compensation plans not
approved by the security holders (2)
                                              10,000                     $5.19                            0
-----------------------------------

(1) Represents shares of Data I/O's Common Stock issuable pursuant to our 2000 Plan, 1986 Plan, 1992 Employee Stock Purchase Plan, and Director Fee Plan.
(2) Director option grant represents a one-time option grant to Directors in May 1998 prior to shareholder approval of an option plan covering Directors.
(3) Stock Appreciation Rights ("SAR") Plan provides that directors, executive officers or holders of 10% or more of Data I/O's Common Stock have a SAR with respect to each exercisable option. While the plan has been approved by the security holders, no amounts are included in columns a, b or c relating to the SAR.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

Shown below is a line-graph comparing cumulative total shareholder return on Data I/O Common Stock for each of the last five years against the cumulative total return for the Russell 2000 Index and the S&P 500 Information Technology Sector. This cumulative return includes the reinvestment of cash dividends.


                                            COMPARATIVE FIVE-YEAR TOTAL RETURNS
                                       Data I/O Corporation, Russell 2000, and S&P 500
                                         Information Technology Sector (Performance
                                          results as of year end through 12/31/04)

                                                      1999      2000      2001     2002      2003      2004
      DAIO                                            $100      $73       $56       $33      $129      $108
      Russell 2000                                    $100      $97       $99       $79      $116      $138
      S&P 500 Information Technology Sector           $100      $59       $44       $27       $40       $41

(1) Assumes $100 invested at the close of trading on December 31, 2000 in Data I/O Common Stock, in the Russell 2000 Index and in the S & P 500 Information Technology Sector. Cumulative total return assumes reinvestment of dividends.

                  CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

Options reported in the Option/SAR compensatory tables appearing above have been granted pursuant to the Plans. Historically, most options granted under the Plans have been granted subject to a vesting schedule of either 25% per year, 12.5% per quarter, or 6.25% per quarter. However, the Plans provide that options which have been outstanding for at least six months will become exercisable in full for the periods indicated: (i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the combined voting power of Data I/O's outstanding securities, unless such accumulation is previously approved by a disinterested majority of the Plan's administrators; (ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board of Directors; or
(iii) immediately prior to consummation of (a) any merger, consolidation, reorganization or other transaction pursuant to which persons who hold the outstanding Common Stock immediately prior to the transaction have less than 40% of the combined voting power of the surviving entity; or (b) any sale, lease, exchange or other transfer not in the ordinary course of all or substantially all of Data I/O's assets. With any of the foregoing transactions, Data I/O will give each option holder notice 20 days prior to the proposed consummation date, and each option holder will then be entitled to exercise their options in full or part at any time prior to consummation of such transaction. A holder's exercise of those options that become vested only as a result of such acceleration will be contingent upon consummation of such transaction.

In 1983, Data I/O adopted a SAR Plan which allows the Board of Directors to grant to each director, executive officer or holder of 10% or more of the stock of Data I/O a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an executive officer of Data I/O. SARs granted which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of Data I/O (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Data I/O's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

Data I/O entered into severance agreements (the "Severance Agreements") with each of the following Executive officers on the following dates: Joel S. Hatlen, Vice President, Chief Financial Officer, Secretary, and Treasurer, in July 1998 and Frederick R. Hume, President and Chief Executive Officer, in February 1999; the term of these agreements was extended on January 31, 2002 for a period of 2 years from that date. These Severance Agreements expired on January 30, 2004, but these agreements were extended again for three years on April 22, 2004 by the Board of Directors. The respective agreements with Messrs. Hatlen and Hume provide for a lump sum payment to the officer upon termination of the officer's employment by Data I/O without cause or by the officer for "good reason" (as defined in the Severance Agreements) 90 days prior and within one year following a change of control of Data I/O. The amount of the lump sum payment is equal to a multiple of the officer's base salary at the time of termination, plus the average bonus received during the last three full years the officer served in his or her present position (the "base"). The guideline for the multiple for each of the officers is one times the base. The size of the multiple declines on a straight-line basis throughout the specified period, following a change in control, except that the multiple is never less than one-half. The amount payable under the Severance Agreements for Messrs. Hatlen and Hume is subject to reduction if the aggregate present value of all payments received in connection with a change in control would exceed three times the officer's "annualized includible compensation", as defined in Section 280G of the Internal Revenue Code, for the executive officer's most recent five taxable years.

In connection with execution of the Severance Agreements, Data I/O required Messrs. Hatlen and Hume to sign a confidentiality and non-competition agreement, which includes, among other things, a restriction against competing with Data I/O or soliciting employees from Data I/O for a one-year period following termination if the officer receives a payment under a Severance Agreement. The Board of Directors believes that the terms and conditions of the Severance Agreements are in the best interest of Data I/O because the Severance Agreements will enable our executive officers to continue to focus on activities providing for the maximum long-term value to Data I/O's shareholders, even when faced with the possible change of control of Data I/O or termination of their employment. In addition, each of the executive officers named in the Summary Compensation Table have signed Data I/O's form of offer letter and have entered into a Confidentiality and Intellectual Property Assignment Agreement (the "Confidentiality Agreement") with Data I/O. These offer letters specify the terms of employment, including annual base pay, MICP participation, stock options provided, if any, and that employment is at will. In January 2005, Data I/O increased the annual base salary for our two executive officers to $290,000 for the President and Chief Executive Officer and $162,500 for the Vice President/Chief Financial Officer/Secretary/Treasurer. The Confidentiality
Agreements also provide that employment is at will. The Confidentiality Agreements also provide that executive officers shall keep certain information confidential during and after employment and shall not solicit employees of Data I/O for one year following termination of their employment.

        PROPOSAL 2: RATIFICATION OF THE CONTINUED APPOINTMENT OF AUDITORS

The Board of Directors requests that the shareholders ratify the continued appointment of Grant Thornton LLP to serve as Data I/O's independent auditors for calendar year 2005. Grant Thornton LLP examined the consolidated financial statements of Data I/O for the year ended December 31, 2004. Representatives of Grant Thornton LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by shareholders.

                                 OTHER BUSINESS

As of the date of this Proxy Statement, Data I/O is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

                  SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
                       2006 ANNUAL MEETING OF SHAREHOLDERS

Data I/O's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by Data I/O on or before February 18, 2006 in the case of an annual meeting of shareholders, and in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by Data I/O not later than 90 days prior to the date one year from the date immediately preceding the Annual Meeting of Shareholders.

To qualify as an "eligible" shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of Data I/O's outstanding
Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of Data I/O entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) with respect to the nominations, the consent of each nominee to serve as a director of Data I/O if elected.

A copy of the full text of the provisions of Data I/O's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of Data I/O upon written request.

SEC rules establish a deadline for submission of shareholder proposals that are not intended to be included in Data I/O's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 2006 Annual Meeting is February 18, 2006. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Data I/O's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2006 Annual Meeting.

Shareholders who intend to have a proposal considered for inclusion in Data I/O's proxy materials for presentation at the 2006 Annual Meeting must submit the proposal to Data I/O no later than December 1, 2005. Shareholders who intend to present a proposal at the 2006 Annual Meeting without inclusion of such proposal in Data I/O's proxy materials are required to provide notice of such proposal to Data I/O no later than February 18, 2006. Data I/O reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements, but only after Data I/O has notified the shareholder(s) who have submitted the proposal of the problem and such shareholder(s) have failed to correct it. This obligation to notify the appropriate shareholder(s) does not apply to the failure to submit such proposal prior to the deadlines discussed above.

                             SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of Data I/O, none of whom will receive any additional compensation for their services. In addition, Data I/O may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. Data I/O will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by Data I/O.

                                      By Order of the Board of Directors



                                      Frederick R. Hume
                                      President and Chief Executive Officer
Redmond, Washington
April 8, 2005

                                                                  Appendix A

                             AUDIT COMMITTEE CHARTER
            Adopted by the Board of Directors of Data I/O Corporation
                                February 8, 2005

Composition:

The audit committee shall be composed of three or more directors, as determined by the board of directors. Each of the committee members shall meet the independence and financial literacy requirements of NASDAQ unless the Board determines, to the extent permitted by NASDAQ rules, no more than one individual who does not meet the independence requirements and who shall not serve for more than two years would bring valuable financial or accounting experience to the committee. In addition, at least one of the members shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless the board of directors designates a chair, the committee members may appoint their own chair by majority vote provided, however, that a committee member who does not meet the independence requirements of NASDAQ shall not serve as chair.

Statement of Policy:

The audit committee of the board of directors assists the board in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose. The Company shall provide for appropriate funding, as determined by the committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the committee.

Responsibilities:

1. Appoint, oversee, evaluate and approve compensation for the company's independent auditor and, if so determined by the audit committee, replace the independent auditor. Establish policies and procedures for the review and pre-approval by the committee of all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor.

2. Ensure the receipt of, and evaluate, the written disclosures and the letter that the independent auditor submits to the audit committee regarding the auditor's independence in accordance with Independence Standards Board
     Standard No. 1. Discuss such reports with the auditor and recommend that the board of directors take appropriate action to address issues raised by such evaluation.

3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4. Instruct management, the independent auditor and any internal auditor that the committee expects to be informed if there are any subjects that require special attention or if they perceive any significant weaknesses in the company's information and reporting systems.

5. Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information and the adequacy of internal financial controls.

6. Review the management letter delivered by the independent auditor in connection with the audit.

7. Meet quarterly with management and the independent auditor to discuss the quarterly and annual financial statements prior to the filing of the Form 10Q and Form 10K; provided that this responsibility may be delegated to the chair of the audit committee.

8. Meet at least once each year in separate executive session with the independent auditor to discuss matters that any of them or the committee believes could significantly affect the financial statements and should be discussed privately.

9. Have such meetings with management and/or the independent auditor as the committee deems appropriate to discuss significant financial risk exposures facing the company and management's plans for monitoring and controlling such exposures.

10. Review significant changes to the company's accounting principles and practices proposed by the independent auditor or management.

11. Provide minutes of audit committee meetings to the board of directors, and report to the board of directors on any significant matters arising from the committee's work.

12. At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.

13. Periodically review and reassess the effectiveness of the audit committee and recommend any changes to the board of directors.

14. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement.

15. Review and approve all related-party or conflict-of-interest transactions (as defined by the relevant NASDAQ listing requirements) involving other members of the board of directors or the company's senior management.

16. Establish procedures for the receipts, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17. Establish policies for the hiring of employees and former employees of the independent auditor.

18. In the performance of its responsibilities, the audit committee is the representative of the shareholders. However, it is not the responsibility of the audit committee to plan or conduct audits, or to determine whether the company's financial statements are complete and accurate or in accordance with generally accepted accounting principles.

 PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              DATA I/O CORPORATION

The undersigned hereby appoints Frederick R. Hume, and Joel S. Hatlen, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Data I/O Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 19, 2005 or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side hereof.

COMMENTS/ADDRESS CHANGE: Please mark comments/address change box (Continued, and to be marked, dated and signed on on reverse side. reverse side.)

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees and FOR ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees, and FOR ratification of the continued appointment of Grant Thornton LLP as the Company's independent auditors, and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment thereof.

                            ^ FOLD AND DETACH HERE ^

Please mark your votes as indicated in this example |X|

1.   Election of Directors
     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

       01 Glen F. Ceiley          04 Frederick R. Hume
       02 Daniel A. Dileo         05 Edward D. Lazowska
       03 Paul A. Gary            06 Steven M. Quist
                                  07 William R. Walker

FOR all nominees listed at left (except as marked to the contrary at left). |_|

WITHHOLD ALL AUTHORITY to vote for all nominees listed at left. |_|

2. Proposal to ratify the continued appointment of Grant Thornton LLP as the Company's independent auditors.

     FOR        AGAINST      ABSTAIN

     |_|          |_|          |_|

3. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                            COMMENTS/ADDRESS CHANGE
                    Please mark this box if you have written
                  comments/address change on the reverse side.  |_|


The undersigned hereby revokes any proxy or proxies heretofore you given for such shares and ratifies all that said proxies or their have substitutes may lawfully do by virtue hereof.


Signature(s) _____________________________________  Date _____________________


                            ^ FOLD AND DETACH HERE ^